UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LIGHTSTONE VALUE PLUS REIT III, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LIGHTSTONE VALUE PLUS REIT III, INC.
1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

2022 ANNUAL MEETING
HAS BEEN ADJOURNED TO JANUARY 17, 2023

PLEASE VOTE!  YOUR VOTE IS NEEDED!

Dear Stockholder:

The Company is seeking your approval on an important proposal to approve an amendment and restatement of our charter.  The details related to this proposal can be found in the proxy statement that was included in our initial mailing to you.  Your Board of Directors unanimously recommends a vote “FOR” this proposal.

The 2022 Annual Meeting originally scheduled for December 8, 2022 has been adjourned until 11:35 a.m., Eastern Standard Time, on January 17, 2023 at the Company’s executive offices at 460 Park Avenue, 13th Floor, New York, New York, 10022 to provide additional time to solicit proxy votes for the proposal to approve an amendment and restatement of our charter.

The response of our stockholders who have voted has been extraordinarily positive on this proposal.

We now need your favorable vote in order to pass this important proposal.

Please vote using one of these options:

1. VOTE ONLINE

Visit the website noted on your proxy card and follow the instructions.

2. VOTE BY TOUCH-TONE TELEPHONE

Call the toll-free number printed on your proxy card and follow the automated instructions.

3. VOTE BY MAIL

Mail your signed proxy card(s) in the postage-paid envelope.

Please read the proxy materials carefully. If you have questions regarding the proposal, or need assistance with voting, please call Computershare Fund Services, our proxy solicitor, toll free at 1-866-209-5914.

Please take a minute to vote as your vote matters.  Thank you for your help with this important vote.

Sincerely,

The Board of Directors